November 4, 2024

Randall McCoy

Chief Executive Officer and Chairman of the Board

John J. Weber

Chief Financial Officer

Regenicin, Inc. 10 High Court

Little Falls, NJ 07424 Re: Regenicin, Inc.

Dear Mssrs. McCoy and Weber:

On November 1, 2024, CBIZ, Inc announced the completion of the acquisition of the non-attest business of Marcum LLP. Concurrent with the closing of this transaction, the attest business of Marcum was acquired by CBIZ CPAs, a national independent CPA firm with which CBIZ, Inc. has an Administrative Service Agreement with.

This is to confirm that as discussed on October 31, 2024, due to independence rules associated with the acquisition of Marcum LLP the client-auditor relationship between Regenicin, Inc. (Commission File Number 333-146834) and Marcum LLP has ceased effective October 31, 2024.

Very truly yours,

Marcum LLP

Sent Via E-Mail to:

randy@regenicin.com john.weber693@gmail.com

Marcum llp / Park 80 West, Plaza One / 250 Pehle Avenue, Suite 601 / Saddle Brook, NJ 07663 / Phone 201.905.0400

marcumllp.com